Exhibit 16.1

November 13, 2003

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4 of Mayor’s Jewelers, Inc.’s Form 8-K dated November 13, 2003 and have the following comments:

1.	We agree with the statements made in the first sentence of the first paragraph and in the second and fourth paragraphs.

2.	We have no basis on which to agree or disagree with the statements made in the second and third sentences of the first paragraph and in the third paragraph.

Yours truly,

/s/ Deloitte & Touche LLP